China Green Agriculture, Inc. Reports Second Quarter Fiscal Year 2012 Financial Results, Provides Third Quarter Fiscal Year 2012 Guidance and Raises Fiscal Year 2012’s Full Year Revenue Guidance

•	Q2 FY 2012 net sales increased 33.4% to $47.1 million, net income increased 24.3% to $7.7 million with EPS of $0.29

•	Company Provides the Third Quarter Fiscal Year 2012 Guidance: Revenue, Net Income and EPS of $53.0 million to $56.4 million, $9.7 million to $10.7 million, and $0.36 to $0.40, respectively

•	Company Raises Fiscal Year 2012's Revenue Guidance: $212.3 million to $228.0 million; reaffirms Fiscal Year 2012's Guidance of net income and EPS: $37.9 million to $40.5 million, and $1.41 to $1.51, respectively

•	Management to Host Earnings Conference Call at 8:30 am EST, February 9, 2012

XI'AN, China, Feb. 8, 2012 /PRNewswire-Asia-FirstCall/ — China Green Agriculture, Inc. (NYSE: CGA) ("China Green Agriculture" or the "Company"), a producer and distributor of humic acid ("HA") based compound fertilizers, blended fertilizers, organic compound fertilizers, slow-release fertilizers, highly-concentrated water-soluble fertilizers and mixed organic-inorganic compound fertilizers and agricultural products, such as top-grade fruits, vegetables, flowers and colored seedlings through its wholly owned subsidiaries in China, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), Xi'an Jintai Agriculture Technology Development Company ("Jintai") and Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"), today announced the financial results for the quarter ended December 31, 2011, i.e., the second quarter of fiscal year 2012.

Financial Summary

Second Quarter FY 2012 Results (USD)

(Three months ended December 31, 2011)

	Q2 FY2012	Q2 FY2011	CHANGE

Net Sales	$47.1 million	$35.3 million	+33.4%
Gross Profit	$16.4 million	$12.3 million	+32.9%
Net Income	$7.7 million	$6.2 million	+24.3%

Basic EPS	$0.29	$0.24	+19.7%
Diluted EPS	$0.29	$0.24	21.8%

Basic Weighted Average Shares Outstanding	26.9 million	25.9 million	+3.9%
Fully Diluted Weighted Average Shares Outstanding	26.9 million	26.4 million	+2.1%

First six months FY 2012 Results (USD)

(Six months ended December 31, 2011)

	Six Months	Six Months	CHANGE (%)*
	FY2012	FY2011
Net Sales	$100.2 million	$74.8 million	+34.0%
Gross Profit	$35.3 million	$25.5 million	+38.6%
Net Income	$18.5 million	$14.0 million	+31.8%
Basic EPS	$0.69	$0.54	+27.1%
Diluted EPS	$0.69	$0.53	+29.3%
Basic Weighted Average Shares Outstanding	26.9 million	25.9 million	+3.7%
Fully Diluted Weighted Average Shares Outstanding	26.9 million	26.4 million	+2.0%

“We are very pleased with our outstanding performance of business, generating $7.7 million net income in the second quarter ended December 31, 2011,” said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture." Looking ahead to the third fiscal quarter of 2012, we expect net sales of $53.0 to $56.4 million, net income of $ 9.7 to $10.7 million, and EPS of $0.36 to $0.40 based on 26.9 million fully diluted weighted average shares outstanding for the third quarter ended March 31, 2012. With our track-record history and incredible momentum in our fertilizer business, we are confident in achieving our target for the third quarter fiscal year 2012 and actively working on our 10-year growth plan released last year. We believe our growth plan will well serve the interests of our shareholders.”

Second Quarter of FY2012 Results of Operations

Our net sales for the quarter ended December 31, 2011 were $47.1million, an increase of $11.8 million, or 33.4%, from $35.3 million for the three months ended December 31, 2010, largely due to the strong sales of fertilizer products for each subsidiary during this period.

For the three months ended December 31, 2011, Jinong's net sales increased $4.7 million, or 33.2%, to $19.0 million from $14.3 million for the three months ended December 31, 2010. This increase was mainly attributable to the sales of more humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and aggressive marketing.

For the three months ended December 31, 2011, Gufeng's net sales increased $7.1 million, or 37.5%, to $26.0 million from $18.9 million for the three months ended December 31, 2010 due to the increasing demand for the fertilizer product of Gufeng.

Jintai's net sales, which include sales of agricultural products, decreased by $0.07 million, or 3.2%, to $2.1 million for the three months ended December 31, 2011 from $2.2 million for the same period in 2010 primarily attributable to the decreased production of agricultural products due to the change of surrounding environment.

Yuxing achieved net sales of $0.03 million for the three months ended December 31, 2011. For the three months ended December 31, 2010, Yuxing segment had no revenues.

Total cost of goods sold for the three months ended December 31, 2011 were $30.7 million, an increase of $7.7 million, from $23.0 million for the three months ended December 31, 2010. This increase was mainly due to the increase in sales and increases in raw material and manufacturing costs.

Cost of goods sold by Jinong for the three months ended December 31, 2011 were $7.6 million, an increase of $0.8 million, or 11.3%, from $6.8 million for the same period in 2010. The increase in cost of goods sold was primarily attributable to the increase in raw materials and packaging materials as a result of our strong sales of fertilizer products. As a percentage of total net sales, cost of goods sold by Jinong accounted for approximately 16.1% and 19.2% for the three months ended December 31, 2011 and 2010, respectively. Cost of goods sold by Jinong accounted for approximately 39.8% and 47.6% of the net sales of Jinong for the three months ended December 31, 2011 and 2010, the decrease of the cost of goods sold as a percentage to net sales of Jinong was mainly attributable to bigger sales of higher margin fertilizer accounted in the product mix amid the increase in the net sales volume, the increase in the selling price of certain liquid fertilizers, as well as the decrease in the average manufacturing and labor costs per metric ton.

Cost of goods sold by Gufeng for the three months ended December 31, 2011 were $20.7 million, an increase of $5.7 million, or 38.0%, from $15.0 million for the same period in 2010. The increase of cost of goods sold was primarily attributable to the increase of raw material price and net sales. As a percentage of total net sales, cost of goods sold by Gufeng accounted for approximately 43.9% and 42.5% for the three months ended December 31, 2011 and 2010. Cost of goods sold by Gufeng accounted for approximately 79.7% and 79.5% of the net sales of Gufeng for the three months ended December 31, 2011 and 2010.

Cost of goods sold by Jintai for the three months ended December 31, 2011 were $2.3 million, an increase of $1.1 million, or 89.9%, from $1.2 million for the same period in 2010.  As a percentage of total net sales, cost of goods sold by Jintai accounted for approximately 4.8% and 3.4% for the three months ended December 31, 2011 and 2010, respectively. Cost of goods sold by Jintai accounted for 106.7% and 54.4% of the net sales of Jintai for the three months ended December 31, 2011 and 2010.

Cost of goods sold by Yuxing was $0.2 million for the three months ended December 31, 2011 as compared to $0 for the same period last year.

Gross profit for the three months ended December 31, 2011 increased by $4.1million, or 32.9%, to $16.4 million as compared to $12.3 million for the three months ended December 31, 2010.  Gross profit margin was approximately 34.8% and 34.9% for the three months ended December 31, 2011 and 2010, respectively.

Our selling expenses consist primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $2.4 million, or 5.1%, of net sales for the three months ended December 31, 2011 as compared to $1.6 million, or 4.5%, of net sales for the three months ended December 31, 2010, an increase of $0.8 million, or 52.0%. The selling expenses of Gufeng were $0.7million for the three months ended December 31, 2011 as compared to $0.6million for the corresponding period in 2010.  The increase in Gufeng’s selling expense was mainly due to its increase in the shipping costs. The selling expenses of Jinong were $1.7million for the three months ended December 31, 2011 as compared to $1.0 million for corresponding period in 2010 primarily a result of the increase in Jinong’s selling expenses due to its expanded marketing efforts and the increase in shipping costs.

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses. General and administrative expenses were $3.8 million, or 8.0%, of net sales, for the three months ended December 31, 2011, as compared to $2.9 million, or 8.1%, of net sales, for the three months ended December 31, 2010, an increase of $0.9 million. The increase of general and administrative expenses was mainly attributed to the increased Gufeng’s intangible assets, which resulted in the increase in the amortization expense for the three months ended December 31, 2011. The general and administrative expenses of Gufeng were $0.9 million for the three months ended December 31, 2011 as compared to $0.5 million for the three months ended December 31, 2010.

Total operating expenses as a percentage of the total net sales for the second quarter of fiscal year 2012 was 13.2% compared to 12.6% for the same period of last year.

Operating income for the second quarter of fiscal year 2012 was $10.2 million, up 29.5% from $7.9 million in the second quarter of fiscal year 2011. Operating margin for the second quarter of fiscal year 2012 was 21.6%, compared to 22.3% in the same quarter of fiscal year 2011.

Net income for the three months ended December 31, 2011 was $7.7 million, an increase of $1.5 million, or 24.3%, compared to $6.2 million for the three months ended December 31, 2010. The increase was attributable to the increase in gross profit. Net income as a percentage of total net sales was approximately 16.4% and 17.6% for the three months ended December 31, 2011 and 2010, respectively.

For the three month period ended December 31, 2011 diluted net income per share was $0.29 as compared to $0.24 for the same period in 2010, based on fully diluted weighted average shares outstanding of 26.9 million and 26.4 million, respectively.

The First Six Months of FY2012 Results of Operations

Total net sales for the six months ended December 31, 2011 were $100.2 million, an increase of $25.4 million, or 34.0%, from $74.8 million for the six months ended December 31, 2010. The increase was largely due to the strong sales of fertilizer products for each subsidiary during this period.

For the six months ended December 31, 2011, Jinong’s net sales increased $10.4 million, or 33.8%, to $41.2 million from $30.8 million from the six months ended December 31, 2010. This increase was mainly attributable to the sales of more humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing.

For the six months ended December 31, 2011, Gufeng’s net sales increased $14.9 million or 36.6%, to $ 55.6 million from $40.7 million from the six months ended December 31, 2010. This increase was mainly attributable to greater sales of higher margin fertilizer products.

Jintai’s net sales increased by $0.02 million, or 0.6%, to $3.31 million for the six months ended December 31, 2011 from $3.30 million for the same period in 2010.

Yuxing had net sales of $0.08 million for the six months ended December 31, 2011. For the six months ended December 31, 2010, Yuxing segment had no revenues. Gross profit increased 38.6% to $35.3 million, versus $25.5 million in the same period a year ago. Gross margin was 35.2% and 34.1% for the six months ended December 31, 2011and 2010, respectively. Operating income for the first six months rose 34.2% to $23.5 million compared to $17.5 million for the first six months of fiscal year 2011. Net income in the first six months of fiscal year 2012 was $18.5 million, or $0.69 per fully diluted share, based on 26.9 million fully diluted weighted average shares outstanding. Net income in the first six months of fiscal year 2011 was $14.0 million, or $0.53 per basic and fully diluted share, based on 26.4 million weighted average shares outstanding.

Financial Condition

As of December 31, 2011, cash and cash equivalents were $68.2 million, an increase of $2.6 million or 3.9%, from $65.6 million as of June 30, 2011. The Company had $13.8 million in short-term loans as of December 31, 2011. Net accounts receivable stood at $46.8 million as of December 31, 2011 as compared to $17.5 million for the same period in 2010. For the second quarter ended December 31, 2011, cash flow used in operating activities was $2.7 million.

Capital Expenditure

For the second quarter ended December 31, 2011, the capital expenditure stood at approximately $3.0 million.

The Third Quarter and Fiscal Year 2012 Guidance:

For the third quarter ended March 31, 2012, management expects net sales of $53.0 to $56.4 million, net income of $9.7 to $10.7 million, and EPS of $0.36 to $0.40 based on 26.9 million fully diluted weighted average shares outstanding. For the fiscal year ended June 30, 2012, the Company raises the revenue guidance: net sales of $212.3 to $228.0 million, reaffirms the net income guidance of $37.9 to $40.5 million and an EPS of $1.41 to $1.51 based on 26.9 million fully diluted weighted average shares outstanding in view of the strong performance of the second fiscal quarter.

Conference Call

The Company will hold a conference call at 8:30 a.m. EST on Thursday, February 9, 2012. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's Second Quarter Fiscal Year 2012 Financial Results" to join the call.

Event:	CGA Second Quarter Fiscal Year 2012 Conference Call
Date:	February 9, 2012
Time:	8:30 a.m. EST
US Dial In:	1- 877-407-0778
Int'l Dial In:	1- 201-689-8565
Conference ID#:	388359

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

A playback will be available through 11:59 PM EST on March 9, 2012. To listen, please call 1- 877-660-6853 within the United States or 1- 201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 388359.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Jinong, Gufeng, Jintai and Yuxing. Jinong produced and sold 152 different kinds of fertilizer products as of December 31, 2011, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 22 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 699 distributors in China as of December 31, 2011. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer, and mixed organic-inorganic compound fertilizer. As of December 31, 2011, Gufeng produced and sold 313 different kinds of fertilizer products, and had 177 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

China Green Agriculture, Inc.
Ms. Jane Zuo (English and Chinese)
Investor Relations Manager
Tel: +86-135-2062-2512
Email: jane.zuo@cgagri.com